As Filed With the Securities and Exchange Commission on July 11, 2002

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0602639 (I.R.S. Employer Identification No.)

4050 Calle Real
Santa Barbara, California 93110
(805) 696-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Micro General Corporation 1998 Stock Incentive Plan
Micro General Corporation 1999 Stock Incentive Plan
(Full titles of the plans)

Patrick F. Stone
Chief Executive Officer
Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93110
(805) 696-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price	aggregate	Amount of
securities to be registered	registered(1)	per share(2)	offering price	registration fee

Common Stock, $0.001 par value (3)	135,577	$9.265	$1,256,120.91	$115.56

Common Stock, $0.001 par value (4)	890,042	$15.338	$13,651,464.20	1,255.93

Total				$1,371.49

(1)	Represents shares issuable upon the exercise of options previously granted by Micro General Corporation and assumed by the Registrant in connection with the short-form merger of MGEN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”) with and into Micro General Corporation, a Delaware corporation (“MGEN”) on July 9, 2002, as a result of which merger MGEN will survive as a wholly-owned subsidiary of the Registrant.

(2)	In accordance with Rule 457(h), the aggregate offering price of shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of (a) a weighted per share exercise price of $9.265 for options under the 1998 Plan; and (b) a weighted per share exercise price of $15.338 for options under the 1999 Plan.

(3)	Outstanding under the Micro General Corporation 1998 Stock Incentive Plan (the “1998 Plan”).

(4)	Outstanding under the Micro General Corporation 1999 Stock Incentive Plan (the “1999 Plan”).

EXPLANATORY NOTE

         This Registration Statement on Form S-8 registers shares of common stock, par value $0.001 per share (the “Common Stock”), of Fidelity National Information Solutions, Inc. (“FNIS” or the “Registrant”), which may be issued in connection with, or in respect of, outstanding options (“MGEN Options”) to purchase shares of common stock, par value $0.05 per share (the “MGEN Shares”), of Micro General Corporation, a Delaware corporation (“MGEN”), pursuant to the Micro General Corporation 1998 Stock Incentive Plan (the “1998 Plan”) and the Micro General Corporation 1999 Stock Incentive Plan (the “1999 Plan” and, together with the 1998 Plan, the “MGEN Plans”) as of the effective time of the short-form merger (the :“Merger”) of MGEN Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Registrant (“Merger Sub”) with and into Micro General Corporation, a Delaware corporation (“MGEN”) on July 9, 2002, as a result of which merger MGEN will survive as a wholly-owned subsidiary of the Registrant. The shares of Common Stock registered in respect of MGEN Options under each MGEN Plan are as follows: 1998 Plan – 135,577 shares of FNIS Common Stock, 1999 Plan – 890,042 shares of FNIS Common Stock.

         The Certificate of Ownership and Merger filed by Merger Sub (the “Merger Certificate”) provides that each MGEN Option shall be converted at the effective time of the Merger into an option to acquire, on the same terms and conditions as were applicable under such MGEN Option, that number of shares of Common Stock determined by multiplying the number of MGEN Shares subject to such MGEN Option by the Exchange Ratio (as such term is defined in and determined in accordance with the Merger Certificate), with any fractional shares of Common Stock resulting from such calculation being rounded down to the nearest whole share, at a price per share (rounded up to the nearest whole cent) equal to (x) the aggregate exercise price for MGEN Shares covered by such MGEN Option divided by (y) the number of full shares of Common Stock covered by such MGEN Option in accordance with the foregoing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents have been filed by the Registrant with the Commission (File No. 1-11313) and are incorporated herein by reference:

(a)	Annual Report on Form 10-K, as amended, for the year ended December 31, 2001;

(b)	Registration Statement on Form S-4 filed on May 30, 2002, amended on June 20, 2002 and June 28, 2002, and declared effective on July 3, 2002;

(c)	Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 2002; and

(d)	The description of Common Stock contained in the Registrant’s Registration Statement on Form 10 filed on June 16, 1992, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The contents of FNIS’s Registration Statements on Form S-8 (Registration Nos. 333-75174, 333-83168, 333-09417, 333-96411, 333-52672 and 333-78451) are incorporated herein by reference.

         Any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Registrant’s Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant’s Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware Law.

         Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP, independent auditors for the Registrant.

23.2	Consent of KPMG LLP, independent auditors for MGEN.

23.3	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

         (a)    The undersigned Registrant hereby undertakes:

                           (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                           (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 9th day of July, 2002.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By:	/s/ Neil A. Johnson

Neil A. Johnson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

         We, the undersigned directors and officers of Fidelity National Information Solutions, Inc., do hereby make, constitute and appoint Patrick F. Stone and Neil A. Johnson, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

William P. Foley, II	Chairman of the Board

/s/ Patrick F. Stone		July 8, 2002
Patrick F. Stone	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Neil A. Johnson		July 8, 2002
Neil A. Johnson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURE	TITLE	DATE

/s/ Willie D. Davis Willie D. Davis	Director	July 10, 2002

/s/ Richard J. Freeman Richard J. Freeman	Director	July 10, 2002

/s/ Earl Gallegos Earl Gallegos	Director	July 8, 2002

/s/ Bradley Inman Bradley Inman	Director	July 9, 2002

/s/ Cary H. Thompson Cary H. Thompson	Vice Chairman of the Board	July 9, 2002

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of KPMG LLP, independent auditors for the Registrant.

23.2	Consent of KPMG LLP, independent auditors for MGEN.

23.3	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).